Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-1 and related Prospectus of Quantum Corporation, of our audit reports dated June 25, 2026, with respect to the consolidated financial statements of Quantum Corporation and subsidiaries as of March 31, 2026 and for the year then ended and the effectiveness of internal control over financial reporting of Quantum Corporation and subsidiaries as of March 31, 2026, which reports are included in the Annual Report on Form 10-K of Quantum Corporation for the year ended March 31, 2026, filed with the Securities and Exchange Commission.
We also consent to the reference to our firm under the caption “Experts.”
/s/ CohnReznick LLP
Melville, New York
July 13, 2026